Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Jay Brown, CFO Fiona McKone, VP - Corporate Finance Crown Castle International Corp. 713-570-3050

CROWN CASTLE ANNOUNCES COMMENCEMENT OF
OFFERING OF SENIOR SECURED NOTES BY CERTAIN
SUBSIDIARIES

December 11, 2012 – HOUSTON, TX – Crown Castle International Corp. (“Crown Castle”) (NYSE:CCI) announced today that its subsidiary, CC Holdings GS V LLC (“CCL”), is commencing an offering of $500.0 million aggregate principal amount of senior secured notes due 2017 and $1.0 billion aggregate principal amount of senior secured notes due 2023 (collectively, the “Notes”).  CCL, through its subsidiaries, holds a majority of the U.S. towers originally acquired by Crown Castle in its 2007 acquisition of Global Signal, Inc.
The Notes will be guaranteed by certain of CCL’s direct and indirect subsidiaries.  The Notes and the guarantees will be secured on a first priority basis by a pledge of the equity interests of the guarantors.  The Notes will not be guaranteed by and will not constitute obligations of Crown Castle or any of its other subsidiaries.
CCL intends to use the net proceeds of this offering to complete a tender offer for any and all of its outstanding 7.750% Senior Secured Notes due 2017 (the “Existing Notes”) and to redeem any Existing Notes that remain outstanding after the expiration of such tender offer.  CCL anticipates distributing the remaining net proceeds to Crown Castle to fund, together with borrowings under Crown Castle’s revolving credit facility, a tender offer by Crown Castle for any and all of its outstanding 9.00% Senior Notes due 2015.  Crown Castle has received preliminary commitments to increase its revolving credit facility by an additional $500.0 million, and expects to consummate such increase prior to the closing of the Notes offering.
The Notes will be offered in the United States to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States under Regulation S under the Securities Act.  The Notes will not be registered under the Securities Act or any state securities laws, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations.  Such statements include plans, projections and estimates regarding (i) the use of proceeds from the proposed offering and (ii) the contemplated increase to the revolving credit facility. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.  The term “including,” and any variation thereof, means “including, without limitation.”